Exhibit 10.4

FIRST AMENDMENT TO DEFERRED

COMPENSATION AGREEMENT

THIS AMENDMENT to the Deferred Compensation Agreement by and between Simmons First National Corporation ("Employer") and George A. Makris ("Employee"), provides as follows, WITNESSETH:

WHEREAS Employee is employed by the Employer as Chairman and CEO and is a person whom Employer considers to possess significant ability, experience and valuable contacts in matters relating to the business of Employer; and

WHEREAS, Employer desires to provide certain deferred, contingent benefits to Employee as more particularly hereinafter provided; and

WHEREAS, the Employer and the Employee entered into a Deferred Compensation Agreement effective January 2, 2013; and

NOW, THEREFORE, for and in consideration of the premises and Employee's continued employment, the Deferred Compensation Agreement is amended as follows, to-wit:

1. The definition of Monthly Benefit in Section 1 shall be deleted in its entirety and the following is substituted in lieu thereof:

Monthly Benefit - The monthly benefit payable upon death, disability or Normal Retirement shall be one-twelfth (1/12th) of an amount equal to twenty percent (20%) of the Final Average Compensation of Employee, but in no event shall the monthly benefit be less than one-twelfth (1/12) of an amount equal to $100,000.

2. A definition of Final Average Compensation shall be added to Section 1 to read as follows:

Final Average Compensation - The average of the sum of the salary and cash bonus (inclusive of all discretionary bonuses and cash incentive programs in which Employee participated) for the last five (5) consecutive, completed calendar years of service. Stock options, restricted stock or other equity compensation grants, programs or plans shall not be included in the computation of Final Average Compensation. However, all sums earned under any Employer cash incentive plan shall be considered as cash compensation, even if in future years some part or all of any cash incentive payment may be paid in stock rather than cash.

3. Section 8 shall be deleted in its entirety and the following is substituted in lieu thereof:

8. Administration. This deferred compensation agreement shall be administered by the Compensation Committee of the Board of Directors of Employer, which Committee shall have all rights and powers as may be necessary or appropriate for the discharge of its duties in the administration of this agreement.

4. The existing Section 11 Benefit and Binding Effect shall be redesignated as Section 12 and a new Section 409A shall be added to read as follows:

11.  Section 409A.  This Agreement is intended to comply with Internal Revenue Code § 409A or an exemption.  Any payments that qualify for the “short-term deferral” exception or another exception under Internal Revenue Code § 409A will be paid under the applicable exception.  Payments may only be made under this Agreement upon an event and in a manner permitted by Internal Revenue Code § 409A to the extent applicable, including the requirement, if applicable, that payments upon separation from service be delayed for six months if Employee is considered a “key employee” of a public company for purposes of Internal Revenue Code § 409A.  Payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Internal Revenue Code § 409A.  For purposes of Internal Revenue Code § 409A, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.  In no event may Employee, directly or indirectly, designate the calendar year of a payment.

IN WITNESS WHEREOF, the parties have executed this instrument this _25_ day of January 2018 to be effective on January _25_, 2018.

SIMMONS FIRST NATIONAL CORPORATION

By	/s/ Jena Compton

Title:	EVP, Chief People Officer

/s/ George A. Makris
George A. Makris